Service Corporation International Announces First Quarter 2014 Financial Results And Reconfirms Guidance For 2014

- Conference call on Thursday, April 24, 2014, at 8:00 a.m. Central Time.

HOUSTON, April 23, 2014 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the first quarter 2014. Our unaudited condensed consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended March 31,
	2014	2013
Revenues	$747.1	$652.4
Operating income	$107.6	$127.8
Net income attributable to common stockholders	$41.1	$57.6
Diluted earnings per share	$0.19	$0.27
Earnings from continuing operations excluding special items(1)	$60.8	$60.6
Diluted earnings per share from continuing operations excluding special items(1)	$0.28	$0.28
Diluted weighted average shares outstanding	217.2	215.2
Net cash provided by operating activities	$127.9	$151.1
Net cash provided by operating activities excluding special items(1)	$163.7	$154.9

(1)

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. A reconciliation to net income, diluted earnings per share, and net cash provided by operating activities computed in accordance with GAAP can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share from continuing operations excluding special items was $0.28 in the first quarter of 2014, which was comparable to the prior period quarter and in-line with our expectations. Higher operating results generated from the addition of our legacy Stewart properties essentially offset the lower comparable funeral volumes in the current year quarter. The first quarter of 2013 had exceptionally strong funeral volume as a result of the elevated flu season in 2013. Recall that in the fourth quarter of 2013 we completed our acquisition of New Orleans based Stewart Enterprises, thereby adding an impressive portfolio of funeral homes and cemetery locations to our existing base of businesses.
  Consolidated funeral gross profit was $119.4 million and funeral gross margin percentage was 23.4% in the current period, compared to $120.2 million and 26.0% in the same period last year, respectively. The anticipated decline in comparable funeral services performed was partially offset by gross profits contributed by the legacy Stewart funeral operations.
  Consolidated cemetery gross profit increased $7.5 million, or 19.0% compared to the same period last year, due primarily to gross profits contributed by the legacy Stewart cemetery operations, which more than offset lower comparable preneed sales production.
  Net cash provided by operating activities excluding special items increased to $163.7 million compared to $154.9 million due primarily to the contribution of cash flows from the addition of Stewart properties.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the first quarter of 2014:
"We are pleased to report earnings and cash flow in the first quarter that were in-line with our expectations. The addition of the legacy Stewart businesses helped to overcome anticipated lower funeral profits due to the unusually strong flu season in the early part of 2013. The onboarding of 5,000 Stewart associates and the integration of our new businesses is progressing well. We have identified additional synergies in the range of $15 - $20 million, which brings our total expected synergies to $75 to $80 million. While implementing new sales structures, processes, and systems can be temporarily distracting, we are confident that these enhancements will strengthen our sales and operating platform which in turn will deliver future growth for our shareholders. Looking ahead to the remainder of 2014, our outlook remains positive and we are comfortable with the upper end of our financial guidance ranges for earnings and cash flow that we have previously communicated."

REVIEW OF RESULTS FOR FIRST QUARTER 2014

Consolidated Segment Results

(In millions, except funeral services performed and average revenue per funeral service)	Three Months Ended March 31,
	2014	2013
Funeral
Funeral atneed revenue	$292.3	$267.0
Funeral matured preneed revenue	162.4	146.4
Core funeral revenue	454.7	413.4
Funeral recognized preneed revenue	21.7	18.9
Other funeral revenue	34.2	29.8
Total funeral revenues	$510.6	$462.1

Gross profit	$119.4	$120.2
Gross margin percentage	23.4%	26.0%

Funeral services performed	88,064	79,788
Average revenue per funeral service	$5,163	$5,181

Cemetery
Cemetery atneed revenue	$76.3	$60.8
Cemetery recognized preneed revenue	126.4	104.0
Other cemetery revenue	33.8	25.5
Total cemetery revenues	$236.5	$190.3

Gross profit	$47.0	$39.5
Gross margin percentage	19.9%	20.8%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended March 31, 2014 and 2013 and excludes the results of Stewart. We consider comparable operations to be those owned for the entire period beginning January 1, 2013 and ending March 31, 2014.

(Dollars in millions, except average revenue per funeral service and average revenue per contract sold)	Three Months Ended March 31,
	2014	2013
Comparable funeral revenue:
Atneed revenue(1)	248.0	265.7
Matured preneed revenue(2)	138.1	145.7
Core funeral revenue(3)	386.1	411.4
Recognized preneed revenue(4)	21.4	18.5
Other funeral revenue(5)	29.2	29.7
Total comparable funeral revenues	$436.7	$459.6

Comparable gross profit	$98.0	$120.1
Comparable gross margin percentage	22.4%	26.1%

Comparable funeral services performed:
Preneed	28,557	30,831
Atneed	44,952	48,417
Total	73,509	79,248

Comparable average revenue per funeral service	$5,252	$5,191
Comparable preneed funeral production:
Sales	$186.0	$183.7
Preneed funeral contracts sold - SCI (excluding SCI Direct)	26,410	27,695
Preneed funeral contracts sold - SCI Direct	14,477	13,496
Average revenue per contract sold - SCI (excluding SCI Direct)	$5,914	$5,725
Average revenue per contract sold - SCI Direct	$2,062	$1,861

(1)	Funeral atneed revenue represents merchandise and funeral services delivered and/or performed after a death has occurred.
(2)	Funeral matured preneed revenue represents merchandise and services sold on a preneed contract but delivered and/or performed after a death has occurred.
(3)	Core funeral revenue represents merchandise and funeral services recognized after a death has occurred.
(4)

Funeral recognized preneed revenue represents merchandise and services sold on a preneed contract and delivered before a death has occurred, including funeral merchandise and travel protection insurance, which primarily represent sales by SCI Direct.

(5)

Other funeral revenue consists primarily of General Agency revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

  Comparable funeral revenues decreased by $22.9 million primarily due to lower core funeral revenues of $25.3 million. Funeral volumes declined 7.2% from the prior year quarter due to a strong flu season in 2013. This decrease was partially offset by an increase in the average revenue per funeral service and a 15.7% increase in recognized preneed revenue from SCI Direct. These comparable revenue declines were more than offset in our consolidated funeral revenues as Stewart contributed $71.9 million of revenues in the first quarter of 2014.
  The comparable average revenue per funeral service grew 1.2% over the prior year quarter. Excluding an unfavorable Canadian currency impact and a benefit from higher trust fund income, the average revenue per funeral service grew approximately 1.8%. This was achieved despite a 200 basis point increase in the cremation rate to 51.3% in 2014.
  Comparable funeral gross profit decreased $22.1 million, or 18.4%, compared to the prior year quarter, while the gross margin percentage decreased to 22.4%. While the gross percentage of 22.4% is lower than prior year it is generally in line with our expectations and higher than our gross margin percentage for the full year 2013 of 20.7%. The declines were predominantly related to lower core funeral revenues described above. Additionally, increases in our preneed selling costs, as well as higher maintenance and utility costs associated with the severe weather in certain parts of the country, put additional pressure on our funeral gross margins. Finally our funeral segment has a high fixed-cost structure which benefits margins when there is strong incremental volume as we experienced in the first quarter of 2013.
  Comparable preneed funeral sales production increased $2.3 million, or 1.3%, compared to the prior year. This was accomplished by a 2% increase in sales average which was partially offset by a 0.7% decrease in contracts sold. The associated selling costs attributable to this increase in sales production also contributed to the lower margins described above. Preneed funeral sales are deferred and recognized as revenues in future periods when the funeral service is performed, unless the corresponding merchandise or service is delivered before death has occurred.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended March 31, 2014 and 2013 and excludes the results of Stewart. We consider comparable operations to be those owned for the entire period beginning January 1, 2013 and ending March 31, 2014.

(Dollars in millions)	Three Months Ended March 31,
	2014	2013
Comparable cemetery revenue:
Atneed revenue(1)	$59.4	$60.8
Recognized preneed revenue(2)	104.1	104.0
Other cemetery revenue(3)	28.0	25.6
Total comparable cemetery revenues	$191.5	$190.4

Comparable gross profit	$36.8	$39.6
Comparable gross margin percentage	19.2%	20.8%

Comparable preneed and atneed cemetery sales production:
Property	$114.4	$120.0
Merchandise and services	95.8	99.8
Discounts	(20.7)	(24.2)
Preneed and atneed cemetery sales production	$189.5	$195.6
Recognition rate (4)	86%	84%

(1)	Cemetery atneed revenue represents merchandise and services delivered after a death has occurred
(2)	Cemetery recognized preneed revenue represents merchandise and services sold on a preneed contract and delivered before a death has occurred.
(3)

Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.

(4)	Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

  Comparable cemetery revenues increased $1.1 million, or 0.6% as slightly lower operating revenues due to a 3.1% decline in cemetery sales production was more than offset by higher trust fund income.
  Comparable cemetery gross profit decreased $2.8 million and the gross margin percentage decreased to 19.2% compared to 20.8% in the prior year quarter. This decline is related primarily to additional sales infrastructure costs as we continue to invest in our preneed sales program to facilitate the legacy Stewart businesses combined with inflationary increases within our fixed cost structure.

Other Financial Results

  General and administrative expenses increased $25.1 million to $56.0 million in the first quarter of 2014. The current quarter included $16.0 million in acquisition and transition costs related to Stewart, $11.1 million in legal settlements and defense fees primarily related to the proposed settlement of the Eden litigation matter, and $2.9 million of system and process transition costs. The prior year included $1.3 million of legal defense fees and $1.0 million of system and process transition costs. Excluding these costs in both periods, general and administrative expenses decreased $2.6 million over the prior year which was primarily due to lower professional fees.
  Interest expense increased to $45.0 million compared to $32.8 million in the prior period as expected due to the incremental debt associated with the Stewart acquisition.

Cash Flow and Capital Spending

Set forth below is a reconciliation of net cash provided by operating activities prepared in accordance with GAAP to our net cash provided by operating activities excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended March 31,
	2014	2013
Net cash provided by operating activities, as reported	$127.9	$151.1
System and process transition costs	0.2	1.7
Legal defense and settlement costs	0.3	1.3
Excess tax benefits from share-based awards	6.7	0.8
Acquisition and transition costs	28.6	—
Net cash provided by operating activities excluding special items	$163.7	$154.9

Net cash provided by operating activities excluding special items increased to $163.7 million compared to $154.9 million in 2013, due primarily to the contribution of cash flows from the addition of Stewart properties and lower payroll disbursements as we partially funded a January 2014 payroll in December 2013. These increases were partially offset by higher interest payments of $13.9 million related to incremental debt associated with the Stewart acquisition. We also incurred $8.1 million more in cash taxes.

  A summary of our capital expenditures is set forth below:
Capital Expenditures (In millions)	Three Months Ended March 31,
	2014	2013
Capital improvements at existing locations	$12.1	$14.7
Development of cemetery property	10.3	6.2
Construction of new funeral home facilities	2.8	1.7
Total capital expenditures	$25.2	$22.6

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends. A summary of our consolidated trust fund returns for the three months ended March 31, 2014 is set forth below:

Three Months
Preneed Funeral	2.0%
Preneed Cemetery	1.8%
Cemetery Perpetual Care	2.4%
Combined Trust Funds	2.1%

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings from continuing operations excluding special items and our GAAP diluted earnings per share to diluted earnings per share from continuing operations excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended March 31,
(In millions, except diluted EPS)	2014		2013
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$41.1	$0.19	$57.6	$0.27
After-tax reconciling items:
Impact of divestitures and impairment charges, net	1.4	0.01	0.6	—
System and process transition costs	1.9	0.01	0.7	—
Acquisition and transition costs	10.1	0.05	—	—
Change in certain tax reserves	(0.8)	(0.01)	0.9	0.01
Legal settlements and defense fees	7.1	0.03	0.8	—
Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items	$60.8	$0.28	$60.6	$0.28

Diluted weighted average shares outstanding (in thousands)		217,231		215,208

Conference Call and Webcast

We will host a conference call on Thursday, April 24, 2014, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (847) 619-6396 with the passcode of 37093995. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through May 24, 2014 and can be accessed at (630) 652-3042 with the passcode of 37093995#. Additionally, a replay of the conference call will be available on our website for approximately ninety days.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral home and cemetery industry continues to be increasingly competitive.
  Increasing death benefits related to preneed funeral contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed funeral service.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.
  Unfavorable results of litigation, including currently pending class action cases concerning cemetery or burial practices, could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets declines, our cash flows and revenues may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenues, and profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenues and gross profit.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Increased costs, including potential increased health care costs, may have a negative impact on earnings and cash flows.
  Cemetery burial practice claims could have a material adverse impact on our financial results.
  A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results.
  We may fail to realize the anticipated benefits of the acquisition of Stewart Enterprises.
  The acquisition of Stewart Enterprises may result in unexpected consequences to our business and results of operations.
  Our level of indebtedness following the completion of the acquisition of Stewart Enterprises could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from fulfilling our obligations under our indebtedness.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings included in our 2013 Annual Report on Form 10-K, which was filed February 14, 2014. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At March 31, 2014, we owned and operated 1,638 funeral homes and 515 cemeteries (of which 283 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors: Debbie Young - Director / Investor Relations	(713) 525-9088
Media: Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues	$747,123	$652,352
Costs and expenses	(580,741)	(492,695)
Gross profit	166,382	159,657
General and administrative expenses	(56,010)	(30,923)
Losses on divestitures and impairment charges, net	(2,812)	(969)
Operating income	107,560	127,765
Interest expense	(44,996)	(32,769)
Other income (expense), net	1,534	(984)
Income from continuing operations before income taxes	64,098	94,012
Provision for income taxes	(22,707)	(35,290)
Net income	41,391	58,722
Net income attributable to noncontrolling interests	(289)	(1,102)
Net income attributable to common stockholders	$41,102	$57,620

Basic earnings per share	$0.19	$0.27
Diluted earnings per share	$0.19	$0.27

Basic weighted average number of shares	212,838	211,380
Diluted weighted average number of shares	217,231	215,208

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED BALANCE SHEET (In thousands, except share amounts)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$148,619	$144,873
Receivables, net	105,813	105,899
Deferred tax asset	39,476	39,074
Inventories, net	34,508	34,668
Current assets held for sale	5,740	4,569
Other	41,848	65,524
Total current assets	376,004	394,607
Preneed funeral receivables, net and trust investments	1,871,539	1,870,874
Preneed cemetery receivables, net and trust investments	2,301,633	2,300,911
Cemetery property, at cost	1,721,446	1,747,125
Property and equipment, net	1,887,019	1,920,868
Non-current assets held for sale	795,001	746,474
Goodwill	1,978,621	1,968,235
Deferred charges and other assets	631,759	632,088
Cemetery perpetual care trust investments	1,342,589	1,347,622
	$12,905,611	$12,928,804
LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$477,368	$486,648
Current maturities of long-term debt	105,705	176,362
Current liabilities held for sale	4,850	3,183
Income taxes	3,301	6,391
Total current liabilities	591,224	672,584
Long-term debt	3,133,925	3,125,548
Deferred preneed funeral revenues	672,631	686,160
Deferred preneed cemetery revenues	986,538	974,757
Deferred tax liability	586,991	581,440
Non-current liabilities held for sale	504,423	437,084
Other liabilities	404,693	430,393
Deferred preneed funeral and cemetery receipts held in trust	3,245,629	3,250,586
Care trusts' corpus	1,340,361	1,345,874

Stockholders' Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 213,605,552 and 212,326,642 shares issued, respectively, and 213,531,666 and 212,316,642 shares outstanding, respectively	213,532	212,317
Capital in excess of par value	1,251,573	1,259,348
Accumulated deficit	(105,893)	(145,876)
Accumulated other comprehensive income	77,215	88,441
Total common stockholders' equity	1,436,427	1,414,230
Noncontrolling interests	2,769	10,148
Total Equity	1,439,196	1,424,378
	$12,905,611	$12,928,804

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$41,391	$58,722
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,120	30,447
Amortization of intangible assets	10,080	5,808
Amortization of cemetery property	11,339	8,975
Amortization of loan costs	1,844	1,235
Provision for doubtful accounts	2,155	1,720
Provision for deferred income taxes	10,124	26,134
Losses on divestitures and impairment charges, net	2,812	969
Share-based compensation	3,130	2,830
Excess tax benefits from share-based awards	(6,744)	(772)
Change in assets and liabilities, net of effects from acquisitions and divestitures:
(Increase) decrease in receivables	(3,761)	5,962
Increase in other assets	(931)	(5,882)
Increase in payables and other liabilities	5,966	12,215
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables, net and trust investments	12,852	13,738
Decrease in deferred preneed funeral revenue	(531)	(4,000)
Decrease in deferred preneed funeral receipts held in trust	(14,768)	(14,176)
Effect of cemetery production and deliveries:
Decrease (increase) in preneed cemetery receivables, net and trust investments	2,160	(6,359)
Increase in deferred preneed cemetery revenue	19,421	15,912
Decrease in deferred preneed cemetery receipts held in trust	(6,262)	(3,419)
Other	1,490	1,065
Net cash provided by operating activities	127,887	151,124
Cash flows from investing activities:
Capital expenditures	(25,222)	(22,569)
Acquisitions	(779)	—
Proceeds from divestitures and sales of property and equipment, net	2,639	1,816
Net (deposits) withdrawals of restricted funds and other	(12,225)	339
Net cash used in investing activities	(35,587)	(20,414)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	110,000	—
Payments of debt	(7,579)	(4,948)
Principal payments on capital leases	(7,231)	(6,468)
Proceeds from exercise of stock options	7,915	3,094
Early extinguishment of debt	(167,093)	—
Excess tax benefit from share-based awards	6,744	772
Purchase of Company common stock	(1,053)	(1,708)
Payments of dividends	(17,080)	(12,698)
Purchase of noncontrolling interest	(15,000)	(8,333)
Bank overdrafts and other	3,762	(4,004)
Net cash used in by financing activities	(86,615)	(34,293)
Effect of foreign currency	(1,939)	(579)
Net increase in cash and cash equivalents	3,746	95,838
Cash and cash equivalents at beginning of period	144,873	92,708
Cash and cash equivalents at end of period	$148,619	$188,546